                                                                    EXHIBIT 10.1

                                 AMENDMENT TO
                   EMPLOYMENT AGREEMENT DATED APRIL 1, 1997

This Amendment is entered into November 4, 1998 between AXXESS INC. and Kevin
A. Lichtman ("Employee") as follows:

WHEREAS, the parties have recognized that Employee's Employment Agreement of April 1, 1997 contains no provisions for compensation and/or benefits in the event of his involuntary termination prior to the Agreement's termination date, nor renewal terms, nor for the protection of confidential company information, all of which is contrary to prudent and customary practice in the employment of individuals with the level of knowledge, skill, and experience of Employee; and,

WHEREAS, the Board of Directors of the Company (hereinafter "Board") has determined that it is in the Company's best interests to provide the incentives and support necessary to promote Employee's continued dedication and commitment to achieving the Company's goals;

NOW, THEREFORE, in consideration of the services rendered by employee to date and those to be rendered in the future, and of the mutual promises covenants and agreements of the parties herein contained and other good and valuable consideration, receipt of which is acknowledged by both parties, it is hereby agreed as follows:

1. Employment. The Company (including its successors, present and future subsidiaries, affiliates or divisions of the Company or any one or more other entities to which the business or functions of the Company may be transferred, or merged) hereby agrees to amend Employee's agreement, and Employee accepts such amendments, as follows:

2. Term. The Commencement date of this Agreement is April 1, 1997 (hereinafter referred to as the "Effective Date") and continue thereafter, unless terminated as hereinafter provided, for 3 years from the Effective Date (the "Initial Term") and for successive one (1) year periods ("Renewal Terms"). The word "Term" shall mean the Initial Term as well as any and all Renewal Terms.

3. Renewal. This Agreement shall be automatically extended without the action of any party at the end of the Initial Term and each Renewal Term unless either the Company or Employee delivers to the other written notice that Employee's employment hereunder will not be extended. Such notice must be delivered by the Company at least one hundred eighty (180) days prior to the expiration of the Term, and said notice should be delivered by the Employee at least thirty (30) days prior to the expiration of the term, whether the Initial Term or a Renewal Term, for which it is to be effective. Compensation for each Renewal Term shall include the same percentage increase in base salary that was received during the year prior to renewal.
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4.  Termination Compensation. (a) If Employee's employment is terminated pursuant to Paragraph 7.1 (a),(b),(c) or (e) of this Amendment, Employee's Base Salary shall be continued for a period equal to sixteen (16) months, regardless of whether Employee is re-employed on a full-time or part-time basis or becomes self employed. The Termination Compensation shall be paid in equal periodic installments on the first and fifteenth days of each month. (b) No termination compensation shall be paid to Employee in the event his termination is voluntary, or "For Cause" as defined in Paragraph 12 of this Agreement.

5. Withholding. The Company is or may be required to withhold from the gross amount of Termination Compensation deductions for federal, state or local taxes, F.I.C.A. and such other taxes required by appropriate governmental agencies. The amount to be paid employee shall be net of such amounts withheld.

6. Post Termination Benefits. In the event Employee is terminated pursuant to Paragraph 7.1 (a),(b),(c) or (e) of this Amendment, all company benefits which Employee is currently entitled to receive and/or participate in, including the company's employee stock option plan, medical insurance, key man and personal life insurance, auto lease, and other such additional benefits and arrangements shall be continued for a period equal to sixteen months. In addition, employee shall be reimbursed for all reasonable job search and placement costs incurred in securing new employment, including up to $5,000 per year of education costs related thereto.

7. Other Termination Benefits. Employee shall be entitled to and may elect to participate in, or receive benefits equivalent to, any plans or arrangements instituted subsequent hereto by the Company for its officers (including without limitation each pension and retirement plan and arrangement, stock option plan, life insurance and health-and-accident plan and arrangement, medical insurance plan, disability plan, survivor income plan, relocation plan and vacation plan). The Company shall not make any changes in such plans or arrangements which would adversely affect employee's rights or benefits thereunder. Nothing paid to Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the base salary payable to Employee.

8. Events of Termination. This Agreement may only be terminated upon the following circumstances:

    (a) Death. The death of Employee;

    (b) Disability. Employee's Disability and election of the Company to terminate as set forth in Paragraphs 9 and 10 herein, respectively;

    (c) Term Expiration. The expiration of the Initial Term or any Renewal Term only if the written notice provided for in Paragraph 3 of this Amendment been delivered to the Employee after the beginning of the Term that is to be the last Term and one hundred eighty (180) days prior to the expiration of the Term for which the notice is to be effective;

    (d) Termination For Cause by the Company. Written notice from the Company delivered to Employee that his employment is terminated For Cause, as that term is defined below; and

    (e) Termination for Good Reason by Employee. Written notice from Employee delivered to the Company that his employment is terminated For Good Reason as that term is defined below.

9. Definition of Disability. "Disability" as applied to Employee shall be deemed to have occurred whenever Employee has suffered physical or mental illness or infirmity of such nature, degree or effect as to render Employee substantially unable to perform his duties as delineated in Paragraph 2 of the Employment Agreement for a period of twelve (12) consecutive months.

10. Termination in the Event of Disability. In the event of Employee's Disability, the Company shall have the right to terminate Employee's employment at any time upon sixty (60) days' advance written Notice of Termination to Employee, provided however, that Employee may contest the determination of Incapacity at any time as provided in Paragraph 11 of this Amendment. If Employee contests the determination of Disability, his employment shall not terminate until the expiration of 60 days following a final determination of Disability. If the Company has not elected to terminate Employee's employment after Disability has occurred, the Company may appoint another person to temporarily perform the duties of Employee, but in such case such appointment shall not constitute a termination of Employee's employment nor a breach by the Company of this Agreement.

11. Determination of Disability . Employee's physician, at the Company's request, shall determine, according to the facts then available to him, whether Disability has occurred and is continuing. Such determination shall be made in good faith and not arbitrarily or unreasonably made. The Board may request the opinion of a reputable and qualified physician mutually acceptable to Employee and the Company to examine Employee for the purpose of determining whether Employee is in fact disabled. The fees of such physician, as well as any other expenses related to such physician's examination of Employee, shall be paid by the Company. Employee shall be given written notice of the intent of the Company to make such request and Employee shall be provided with sufficient time to respond thereto. In the event Employee's physician and the mutually agreed upon physician do not concur, Employee shall have the right to request the appointment of a mutually agreeable third physician who shall consult with the other two physicians and make a final binding determination with respect to Employee's Disability.

12. For Cause. Except for Disability or termination upon expiration of the Term, the Company may terminate Employee's employment only "For Cause." For purposes of this Agreement, the Company shall have Cause to terminate Employee's employment only if termination by the Company shall have taken place as a direct result of:
(i) Employee's conviction of a crime which constitutes a felony in the jurisdiction involved or (ii) Employee's willful failure or refusal to perform his lawful duties as required by this Agreement following written notice of such failure or refusal, and failure to cure or contest same within sixty (60) days of Employee's receipt of notice.

13. Termination by Employee. Employee may at Employee's option, terminate his employment hereunder for Good Reason.

    For the purposes of this Agreement, "Good Reason" shall mean (a) a change in Control of the Company (as defined below), (b) a failure by the Company to comply with any material provision of this Agreement which has not been cured within thirty (30) days after written notice of such noncompliance has been given by Employee to the Company, (c) any purported termination of Employee's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Paragraph 15 hereof (and for purposes of this Agreement no such purported termination shall be effective), (d) any act or pattern of acts of hostility toward Employee or creation of a hostile work environment, (e) any time when Employee's health is impaired to an extent that makes his continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Employee shall have furnished the Company with a written statement from a physician to such effect, if requested by the Company, or (f) relocation of the Company to a place outside the Orlando, Florida metropolitan area, or the requirement that Employee render services outside of the Orlando, Florida metropolitan area.

14. Change of Control. For purposes of this Agreement, a "Change of Control," shall be deemed to have occurred if there is any change in legal or beneficial share ownership from that reflected on the date of this Amendment in the transfer ledger or other record of share ownership of the Company other than in connection with (i) a public offering; or (ii) any change in share ownership which effects less than twenty five percent (25%) of the issued and outstanding stock of the Company when aggregated with all prior transfers during the immediately preceding twelve (12) month period.

15. Notice of Termination. Any termination of Employee's employment by the Company or by Employee shall be communicated by written notice of termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

16. Date of Termination. "Date of Termination" shall mean (i) if Employee's employment is terminated by his death, the date of his death, (ii) if Employee's employment is terminated pursuant to Paragraph 8(b) above, sixty (60) days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such sixty (60) day period), (iii) if Employee's employment is terminated pursuant to Paragraph 8(c) above, the date specified in the Notice of Termination, and (iv) if Employee's employment is terminated for any other reason the date on which a Notice of Termination is given.

17. Payment Upon Termination by Company. If Employee's employment shall be terminated pursuant to Sections 8 (a), (b), (c), (d), or (e) the Company shall pay Employee his base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given. Thereafter, compensation shall be paid as herein provided. If Employee dies, however, Employee's spouse shall receive all compensation, including post termination compensation, due to Employee.

18. Miscellaneous. Termination of employment of Employee shall not terminate this Agreement. Employee, however, shall not be obligated to mitigate damages by seeking employment elsewhere.

19. Confidential Information.

    (a) "Confidential Information" for the purposes of this Employment Agreement means any knowledge of information which is not generally known or available relating to the existing or contemplated products, or services, equipment, processes and methods, technology, research, engineering or developmental work, processes, formulae, inventions, plans, business procedures, sales methods, customer lists, customer usage and requirements, raw materials and the suppliers and costs thereof, and other confidential business information and data relating to the affairs of the Company or of any other subsidiary or division of the Company with which Employee may have an association or relationship. Confidential Information shall not, however, include any information which (a) has become known in the industry through no wrongful act of Employee; (b) has been rightfully received from a third party without restriction and without breach of this Agreement; (c) has been furnished to a third party by the Company without a similar restriction on the third party's rights; or (d) is in the public domain.

    (b) Employee agrees that he will not, either during the term of this Agreement or at any time after the termination thereof, disclose or make accessible to any other person (except pursuant to the valid order of a court or governmental agency), or use for the benefit of himself or any other person, any Confidential Information as hereinafter defined.

20. Notices. Any notices and communications required to be given under this Employment Agreement shall be in writing and shall be sent by registered or certified mail, postage prepaid, or delivered by hand to the parties at the addresses set forth below, or at such other addresses as any party may designate to the others by notice hereunder:

    If to the Company: 201 Park Place, Suite 321, Altamonte Springs, 32701

    If to Employee: 1929 Wingfield Drive, Longwood, FL. 32779

21. Good Faith. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party, or either party must or may exercise discretion, the parties agree that such consents or approvals and all actions taken in compliance with or relating to this Agreement shall not be unreasonably withheld or delayed and shall be reasonably exercised in good faith.

22. Severability. If any provision or term of this Agreement shall be found by any court of competent jurisdiction to be unenforceable, the remaining terms and provisions hereof shall remain in full force and effect, as if such unenforceable provision or term had never been a part hereof.

23. Successors. This Agreement is personal and may not be assigned by Employee. This Agreement shall inure to the benefit of and be binding upon the Company's successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement and form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain such agreement prior to such succession shall be a breach of this Agreement and shall entitle Employee to compensation in the same amount and on the same terms as if he terminated his employment for Good Reason. The date on which the succession becomes effective shall be deemed the Date of Termination. For purposes of this Agreement "Company" shall mean not only the Company as defined herein, but also any successor to its business or assets or which otherwise becomes bound under this Agreement by operation of law.

24. Entire Agreement. This Amendment together with the Employment Agreement dated April 1, 1997 constitutes the entire agreement between the parties. Any modifications or amendments to this entire agreement must be in writing and signed by the parties.

In Witness Whereof, the parties have signed this Amendment.

AXXESS, Inc.

By: The Board of Directors


/s/ Kevin A. Lichtman                         /s/ Kevin A. Lichtman
---------------------------------             -------------------------------
Kevin A. Lichtman                             Kevin A. Lichtman
                                              Employee
/s/ James P. Gagel
---------------------------------
James P. Gagel

/s/ Jeffrey A. Grossman
---------------------------------
Jeffrey A. Grossman

                             EMPLOYMENT AGREEMENT

    THIS AGREEMENT, made this 1st day of April, 1997 by and among AXXESS, INC. (the "Employer") a Nevada corporation having its principal place of business at 445 Douglas Avenue, Altamonte Springs, Florida, 32714; and KEVIN A. LICHTMAN (the "Employee").

                                  WITNESSETH:

    WHEREAS, Employer desires to employ Employee to devote his full time and attention to the business of Employer and Employee desire to be so employed.

    NOW THEREFORE, it is agreed as follows:

    1. Employment. Employer agrees to employ Employee and Employee agrees to be so employed in the capacity of President and Chairman of the Board. Employment shall be for a term of three (3) years commencing April 1, 1997 and terminating March 30, 2000.

    2. Services. Employee shall exert his best efforts and devote substantially all of his time and attention to the affairs of Employer. Employee shall serve in capacity as the Chief Executive Officer of the Employer and shall have full authority and responsibility, subject to the general direction, approval and control of the Employer and Employer's Board of Directors.

    3. Restrictions During Employment. During the term of Employee's employment, he shall devote his entire time and best efforts to the affairs and business of Employer. Furthermore, Employee shall not during the term of his employment, directly or indirectly, alone or as a member of a partnership, or as an officer, director, shareholder or employer of any other corporation or entity, be engaged in or concerned with any other duties or pursuits that require his personal services.

    4. Compensation and Other Benefits. During the term of employment pursuant to this Agreement, Employer shall pay Employee a gross salary of one hundred twenty thousand ($120,000) dollars per annum for the first year, one hundred thirty-five thousand ($135,000) dollars per annum for the second year and one hundred fifty thousand ($150,000) for the final year. In addition to the aforesaid annual wage Employer shall provide the following:

         (i) Employer shall pay for hospitalization and major medical coverage, which shall cover Employee and his family.

         (ii) Employer shall reimburse Employee for all reasonable expenses necessarily incurred by him in the performance of his duties upon presentation of a voucher indicating the amount and business purposes.

    5. Illness or Incapacity. If Employee shall become incapacitated and unable to attend to his duties during the term of this Agreement said Employee shall continue to receive his full salary from Employer for a period of three (3) months after the commencement of such incapacity. Such payment by Employer shall be reduced by any amount paid to Employee under any policy of insurance providing disability benefits or sickness and accident benefits paid for by Employer.

    6. Vacation. Employee shall be entitled to three (3) weeks vacation each year.

    7. Arbitration. Any controversy or claim arising out of or related to this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Any judgment upon the award rendered in such arbitration may be entered in any court of competent jurisdiction.

    8. Waiver, Modification or Cancellation. Any waiver, alteration or modification of any of the provisions of this Agreement, or its cancellation or replacement, shall not be valid unless in writing and signed by the parties.

    9. Construction. This Agreement shall be governed by the laws of the State of Florida.

    10. Entire Agreement. This Agreement supersedes agreements previously made between the parties relating to the subject matter. There are no other understandings or agreements.

    11. Notices and Communications. Any notice, payment, request instruction or other document to be delivered in accordance with this Agreement shall be deemed sufficiently given if in writing and delivered personally or mailed by certified mail, postage prepaid to the parties at the address indicated in this Agreement.

    12. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

    13. Counterparts. This Agreement may be executed into more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have signed this Agreement.


                                     [Signature appears here]
                                     -------------------------------
                                     AXXESS, INC.


                                     /s/ KEVIN A. LICHTMAN
                                     -------------------------------
                                     KEVIN A. LICHTMAN